The Oncology Institute announces $110 million strategic investment by Deerfield Management to accelerate its expansion into new markets

Investment to accelerate Company’s expansion into new markets, bringing high-quality, value-based care to more patients

CERRITOS, Calif., August 9, 2022 (GLOBE NEWSWIRE) -- The Oncology Institute, Inc. (NASDAQ: TOI), one of the largest value-based oncology groups in the United States, today announced entry into an agreement for the investment of $110 million from investment funds affiliated with Deerfield Management Company, L.P. (“Deerfield”), an investment firm committed to advancing healthcare. The investment will support TOI’s ongoing growth, enabling more patients to access the company’s high-quality care.

“We are very pleased to announce this strategic investment from Deerfield, one of the most active and experienced healthcare investors in the country.” said Brad Hively, CEO of TOI. “This investment will provide TOI with important growth capital to accelerate our expansion into new markets with our differentiated value-based approach to oncology. This represents a significant milestone in our journey to disrupt the >$200 billion U.S. oncology market, and we remain highly optimistic about our future.”

TOI has agreed to issue Deerfield $110 million aggregate principal amount of 4% secured senior convertible notes (the “Convertible Notes”). The Convertible Notes will be secured by (i) a security interest in substantially all of the assets of TOI and its subsidiaries and (ii) a pledge by TOI of the equity interest of all its direct and indirect subsidiaries and mature on August 9, 2027, unless earlier converted or redeemed, and are convertible into shares of the Company’s common stock (“Common Stock”). The Convertible Notes have an initial conversion price of $8.567, representing an approximate premium of 30% over the closing price of TOI’s Common Stock on August 8, 2022. The Convertible Notes may be converted into Common Stock at any time by the holders thereof, subject to certain beneficial ownership limitations. Based on the initial conversion price, the initial number of shares of Common Stock issuable upon conversion of the Convertible Notes is 12,839,967 shares.

The Convertible Notes may be redeemed by TOI at any time, in whole or in part, upon the payment of a 1.95% exit fee and a coupon make-whole equal to the future interest payments and the issuance of warrants to purchase Common Stock in an amount equal to the number of shares of common stock then underlying the redeemed Convertible Notes. In connection with the issuance of the Convertible Notes, TOI entered into a facility agreement containing a number of affirmative and negative covenants, including restrictions on the incurrence of indebtedness, liens, consolidations and dispositions and the making of certain dividends, distributions and investments, subject to certain exceptions and exclusions. TOI has also agreed to grant registration rights with respect to the shares of Common Stock issuable upon conversion of the Convertible Notes or exercise of the warrants.

The Company estimates that the net proceeds from the sale of the Convertible Notes will be approximately $106 million after deducting estimated expenses. TOI plans to use the proceeds from the Convertible Notes to fund future acquisitions and for general corporate purposes.

Guggenheim Securities, LLC is acting as lead financial advisor and Jefferies LLC is acting as lead placement agent to TOI. Latham & Watkins LLP is acting as legal advisor to TOI, and Katten Muchin Rosenman LLP is acting as legal advisor to Deerfield.

About The Oncology Institute, Inc.

Founded in 2007, TOI is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.7 million patients including clinical trials, stem cell transplants, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With 90+ employed clinicians and more than 700 teammates in over 50 clinic locations and growing, TOI is changing oncology for the better. For more information visit www.theoncologyinstitute.com.

Contacts

Media
The Oncology Institute
Julie Korinke
juliekorinke@theoncologyinstitute.com
(562) 735-3226 x 88806

Investors
Solebury Trout
Maria Lycouris
investors@theoncologyinstitute.com